Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement No. 333-174166

March 21, 2012

BATS Global Markets, Inc.

On March 21, 2012, BATS Global Markets, Inc. (the “Company”) filed Amendment No. 5 to its Registration Statement on Form S-1 to update certain disclosures that had been provided in its preliminary prospectus dated March 12, 2012 (referred to herein as the “Initial Preliminary Prospectus”). This free writing prospectus summarizes certain of the changes to the Initial Preliminary Prospectus that appear in the most recent preliminary prospectus included in Amendment No. 5 to the Registration Statement (the “Preliminary Prospectus”). A copy of the Preliminary Prospectus is included in Amendment No. 5 to the Registration Statement and can be obtained by following this hyperlink:

http://www.sec.gov/Archives/edgar/data/1519917/000119312512125661/0001193125-12-125661-index.htm

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The Preliminary Prospectus has been updated to reflect the Company’s adoption of an Amended and Restated Long Term Incentive Plan pursuant to which the number of shares of the Company’s Class A common stock available for awards to be granted thereunder has been increased from 525,000 to 1,105,263 shares.

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The Preliminary Prospectus has been updated to reflect that Strategic Investments I, Inc., one of the Company’s strategic investors, intends to deposit shares representing approximately 877,000 shares of the Company’s Class A common stock into a trust. As a result, Strategic Investments I, Inc. will no longer have beneficial ownership of such shares and Strategic Investments I, Inc. and Morgan Stanley & Co. International plc will beneficially own approximately 7.6% of the Class A common stock and hold approximately 9.3% of the total voting power of the Company’s outstanding capital stock immediately after giving effect to the deposit of such shares into the trust.

BATS Global Markets, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, when available, if you request it by contacting Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or by e-mail at prospectus@morganstanley.com; or Citigroup toll free at 1-800-831-9146.